Exhibit 99.1

Martha Stewart Living Omnimedia Reports Fourth Quarter and Full Year 2013 Results

NEW YORK, Feb. 25, 2014 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the fourth quarter and full year ended December 31, 2013. The Company reported net income for the fourth quarter of $7.0 million and net loss of $(1.8) million.

“We ended the full year with a $54.5 million improvement in Operating Income from the prior year. In the fourth quarter just completed, growth in Merchandising was offset by anticipated lower revenues from Publishing which was expected due to the restructuring that took place in the prior year to reduce our print title count from four to two,” said Dan Dienst, Chief Executive Officer. “As promised, we also took some aggressive and important steps in the last quarter of 2013 to align our cost structure with marketplace realities and more importantly to become nimbler, more efficient, generators of ideas, inspirations, content and product. We also promised to put to bed several pieces of notable and distracting litigation, and we did so.” Mr. Dienst continued, “With some of the best, brightest and most passionate employees in our business lines – all of whom have embraced our new way of chasing opportunities as One Company—we are very excited about the groundwork we will lay in 2014 for tapping our esteemed brand’s fullest potential.”

Fourth Quarter 2013 Summary

Total revenues were $47.4 million in the fourth quarter of 2013, compared to $56.4 million in the fourth quarter of 2012 as the 2012 publishing restructuring resulted in lower revenues partially offset by growth in Merchandising.

Total operating income for the fourth quarter of 2013 was $5.9 million compared with $1.4 million in the prior-year period.

Basic and diluted net income per share was $0.12 for the fourth quarter of 2013, compared to $0.02 for the fourth quarter of 2012.

Full-Year 2013 Summary

Total revenues were $160.7 million in 2013, compared to $197.6 million in 2012.

Total operating loss for the full year 2013 was $(1.9) million compared to an operating loss of $(56.4) million in 2012. Included in 2012 results was a $(44.3) million non-cash impairment charge reflecting the write-down of goodwill related to the Company’s publishing segment.

Net loss per share was $(0.03) for the full year 2013, compared to a net loss per share of $(0.83) in 2012.

Fourth Quarter 2013 Results by Segment

Three Months Ended December 31

(unaudited, in thousands)

	2013	2012
REVENUES
Publishing	$28,420	$35,332
Merchandising	18,216	16,219
Broadcasting	769	4,812

Total Revenues	$47, 405	$56,363

OPERATING (LOSS) / INCOME
Publishing	$(1,787)	$(2,343)
Merchandising	13,640	11,330
Broadcasting	343	2,953
Corporate	(6,336)	(10,580)

Total Operating Income	$5,860	$1,360

Recent Business Highlights

•	MSLO continues to engage consumers via social media, demonstrated by almost 9 million fans and followers across all its platforms including 1 million fans on Facebook and almost 3 million followers on Twitter.

•	In December, Martha Stewart Living won Adweek’s Hot List Award for Hottest Women’s Magazine.

•	For the second year in a row, Martha Stewart Living was recognized by Apple as one of the best newsstand apps of the year.

•	After highly popular first and second seasons, the third season of Martha Stewart’s Cooking School started airing on PBS this month and the third season of Martha Bakes is scheduled to air in April.

•	Unique visitors online and on mobile increased 13% in the fourth quarter over the prior year.

•	Total digital revenue for the full year 2013 grew 13% over the prior year period.

Publishing

Revenues in the fourth quarter of 2013 were $28.4 million, compared to $35.3 million in the prior year’s fourth quarter. In the 2013 fourth quarter, MSLO published two issues of Martha Stewart Living, compared with three in the prior year period. The two published issues generated improved advertising sales compared with the same 2012 issues. Partially offsetting the decline in print revenue was an increase in digital revenue in the quarter.

Operating loss was $(1.8) million for the fourth quarter of 2013, compared to $(2.3) million in the prior year.

Merchandising

Revenues increased 12% to $18.2 million for the fourth quarter of 2013, as compared to $16.2 million in the prior year’s fourth quarter, benefitting from royalty revenue recognition, new in 2013, from the Company’s relationship with J.C. Penney.

Operating income was $13.6 million for the fourth quarter of 2013 as compared to $11.3 million in the fourth quarter of 2012.

Broadcasting

Revenue in the fourth quarter of 2013 was $0.8 million, compared to $4.8 million in the fourth quarter of 2012, primarily due to non- recurring items in the prior year related to our historical Broadcasting operations.

Operating income was $0.3 million for the fourth quarter of 2013 compared to operating income of $3.0 million in the fourth quarter of 2012.

Corporate

Corporate expenses were $(6.3) million in the fourth quarter of 2013 compared to $(10.6) million in the prior year’s quarter, due to a reimbursement from our insurance carrier related to the Macy’s litigation and lower executive compensation.

The Company will host a conference call with analysts and investors on February 25, 2014 at 8:30am EST that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through March 11, 2014.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into the following business segments: Publishing, Merchandising and Broadcasting. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

This press release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward -looking statements generally can be identified by the use of statements that include phrases such as we “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “potential” or “continue” or other similar references to future periods or the negative of these terms.

Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and our actual results may differ materially from those contemplated by the forward -looking statements. Such forward -looking statements include: adverse reactions to publicity relating to Martha Stewart or Emeril Lagasse by consumers, advertisers and business partners; loss of the services of Ms. Stewart or Mr. Lagasse; continued management turnover; inability to successfully capitalize on digital, mobile and video initiatives, including establishing relationships with additional distribution partners; softening of or increased competition in the domestic advertising market; failure by the economy to sustain any meaningful recovery and other economic developments that limit consumers’ discretionary spending or affect the value of our assets or access to credit or other funds; inability to expand merchandising and licensing programs or the loss or failure of existing programs, including as a result of litigation or disputes with merchandising segment partners; inability to grow our online presence; failure to successfully implement our cost savings initiatives; failure to protect our intellectual property; changes in media consumption behavior; increases in paper, postage, freight or printing costs; weakening in circulation, particularly in newsstand sales; operational or financial problems at any of our business partners; our inability to successfully and profitably develop or introduce new products; consolidation of our principal print business vendors, which may lead to increased prices and service delays; and failure to predict, respond to and influence trends in consumer taste and/or shifts in business strategies.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s website at http://www.sec.gov/.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended December 31,

(unaudited, in thousands, except share and per share amounts)

	2013	2012
REVENUES
Publishing	$28,420	$35,332
Merchandising	18,216	16,219
Broadcasting	769	4,812

Total revenues	47,405	56,363

Production, distribution and editorial	(16,789)	(24,470)
Selling and promotion	(12,685)	(14,499)
General and administrative	(8,489)	(11,512)
Depreciation and amortization	(818)	(979)
Restructuring charges	(2,764)	(3,543)

OPERATING INCOME	5,860	1,360
Interest income, net	222	294
Other expense, net	(97)	(150)

INCOME BEFORE INCOME TAXES	5,985	1,504
Income tax benefit / (provision)	991	(394)

NET INCOME	$6,976	$1,110

INCOME PER SHARE—BASIC AND DILUTED
Net income—Basic	$0.12	$0.02

Net income—Diluted	$0.12	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	57,630,635	67,330,288
Diluted	58,011,584	67,621,961

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Twelve Months Ended December 31,

(unaudited, in thousands, except share and per share amounts)

	2013	2012
REVENUES
Publishing	$96,493	$122,540
Merchandising	59,992	57,574
Broadcasting	4,190	17,513

Total revenues	160,675	197,627

Production, distribution and editorial	(73,121)	(103,347)
Selling and promotion	(45,033)	(52,453)
General and administrative	(39,945)	(45,148)
Depreciation and amortization	(3,758)	(4,007)
Restructuring charges	(3,439)	(4,811)
Goodwill impairment	—	(44,257)
Gain on sale of subscriber list, net	2,724	—

OPERATING LOSS	(1,897)	(56,396)
Interest income, net	792	1,202
Other (expense) / income, net	(583)	711

LOSS BEFORE INCOME TAXES	(1,688)	(54,483)
Income tax provision	(84)	(1,602)

NET LOSS	$(1,772)	$(56,085)

LOSS PER SHARE—BASIC AND DILUTED
Net loss	$(0.03)	$(0.83)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	64,912,368	67,231,463

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2013	December 31,
	(unaudited)	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,884	$19,925
Short-term investments	19,268	29,182
Restricted cash and investments	5,072	—
Accounts receivable, net	39,694	38,073
Paper inventory	2,901	4,580
Deferred television production costs	228	434
Other current assets	3,648	3,335

Total current assets	92,695	95,529

PROPERTY AND EQUIPMENT, net	7,961	10,738
GOODWILL	850	850
OTHER INTANGIBLE ASSETS, net	45,200	45,203
OTHER NONCURRENT ASSETS	1,661	1,940

Total assets	$148,367	$154,260

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$12,464	$13,132
Accrued payroll and related costs	8,665	9,316
Current portion of deferred subscription revenue	7,632	13,168
Current portion of other deferred revenue	17,227	5,605

Total current liabilities	45,988	40,859

DEFERRED SUBSCRIPTION REVENUE	3,587	4,478
OTHER DEFERRED REVENUE	17,307	1,113
DEFERRED INCOME TAX LIABILITY	7,094	7,117
OTHER NONCURRENT LIABILITIES	3,916	4,815

Total liabilities	77,892	58,744

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Series A Preferred Stock, zero issued and outstanding in 2013, 1 share issued and outstanding in 2012	—	—
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 30,704,491 and 41,220,689 shares issues in 2013 and 2012, respectively; 30,645,091 and 41,161,289 shares outstanding in 2013 and 2012, respectively	307	412
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 25,984,625 shares issued and outstanding in 2013 and 2012	260	260
Capital in excess of par value	342,213	340,586
Accumulated deficit	(271,051)	(244,529)
Accumulated other comprehensive loss	(479)	(438)

	71,250	96,291

Less: Class A treasury stock - 59,400 shares at cost	(775)	(775)

Total shareholders’ equity	70,475	95,516

Total liabilities and shareholders’ equity	$148,367	$154,260

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 212-827-8348, knash@marthastewart.com